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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

EXHIBITS 5.1 AND 23.1
OPINION OF DAVIS POLK & WARDWELL LLP
March 23, 2023
Acutus Medical, Inc.
2210 Faraday Ave.
Suite 100
Carlsbad, CA 92008

Ladies and Gentlemen:
We have acted as counsel for Acutus Medical, Inc. (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 1,394,228 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the Acutus Medical, Inc. 2020 Equity Incentive Plan and the Acutus Medical, Inc. 2020 Employee Stock Purchase Plan (together, the “Plans”). As such counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of this opinion and have made such additional assumptions as are set forth below. This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.
We, as your counsel, have examined originals or copies of such documents and such matters of fact and law as we have deemed necessary for the purposes of rendering the opinion expressed herein.
In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and

Exhibits 5.1 and 23.
officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.
Upon the basis of the foregoing, we are of the opinion that the shares of Common Stock issuable pursuant to the Plans have been duly authorized and, when and to the extent issued pursuant to the Plans upon receipt by the Company of adequate consideration for the shares of Common Stock specified therein, will be validly issued, fully paid and non-assessable.
This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.
We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. The opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,

/s/ Davis Polk & Wardwell LLP